EXHIBIT 2


                   North Shore Capital Advisors Corp.
                          20 Marlin Lane
                   Port Washington, New York 11050
                          (516) 765-6220


March 1, 2007

Mr. Dan Mamane
President
Harron, S.A.
Le Tresi 6B
1028 Preverenges
Switzerland

Dear Dan,

     As we discussed, to help defray certain expenses incurred by Harron, S.A. ("Harron") in connection with the proposed share exchange transaction (the "Transaction") among Harron, you and North Shore Capital Advisors Corp. ("North Shore"), Rosalind Davidowitz, a shareholder of North Shore, has agreed to reimburse Harron for $150,000 of such expenses, $100,000 of which will be paid immediately upon the execution of this letter agreement and $50,000 of which will be paid at the closing of the Transaction. Harron and you agree to enter into and close the Transaction substantially on the terms set forth in the agreement among Harron, you and North Shore annexed hereto as Exhibit A (the "Agreement"), except that you and Harron agree to close the Transaction by April 30, 2007 unless North Shore breaches any of its representations, warranties, covenants or agreements contained in the Agreement in any material respect or fails to comply in any material respect with its obligations pursuant to the Agreement in any material respect and such failure shall have continued for more than twenty (20) days after written notice thereof, in reasonable detail, shall have been given by Harron to North Shore.


                                    Very truly yours,

                                   NORTH SHORE CAPITAL ADVISORS CORP.


                                   By:  /s/ Steven Cohen
                                         ____________________________
                                            Steven Cohen
                                            President
                                            Accepted effective March 13, 2007


                                   (signatures continued on page 2)



Accepted and Agreed:

/s/ Rosalind Davidowitz
______________________________
Rosalind Davidowitz



HARRON, S.A.


By:   /s/ Dan Mamane
      __________________________
         Dan Mamane
         President


/s/ Dan Mamane
______________________________
Dan Mamane, individually